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                             ENGAGEMENT AGREEMENT AMENDMENT NO. 2

     The parties to this Engagement Agreement Amendment No. 2 hereby amend the Engagement Agreement Amendment dated October 30, 2000 between the Board of Directors of Printware, Inc. ("Printware") and Goldmark Advisors, LLC ("Goldmark"), referred to herein at the "Agreement", to reflect the following changes:

     - Any and all warrants issued or issuable under the Agreement shall be rescinded retroactively to November 1, 2000
     - Services provided by Goldmark to Printware, and any of Printware' remaining financial obligations to Goldmark, shall terminate as of January 31, 2001

Accordingly, the following changes to each of the applicable captions of the Agreement shall be made as noted below:

     Caption: "After October 31, 2000"

     Delete in its entirety provision 2. which reads:
         "Warrants to purchase 10,000 shares of the Company's common stock exercisable at the market value of such common stock on the warrant issuance dates. The warrants shall be immediately 100% vested. The warrant agreement terms would be five (5) years in duration and their provisions would contain all applicable rights and privileges relating to dilution. "

     Caption: "Other"

     Add provision 4. which shall read as follows:
         "Services provided by Goldmark to Printware shall terminate as of January 31, 2001. After such date, Printware shall have no remaining financial obligations to Goldmark. "

Agreed to by:

Goldmark Advisors, LLC

By: /s/Mark Eisenschenk
Its: Managing Partner
Mark Eisenschenk

Printware, Inc.

By: /s/Gary s. Kohler
Its: Chairman
Gary S. Kohler